EXHIBIT 10.13

THIRD AMENDMENT
TO
ALLERGAN, INC.
EMPLOYEE STOCK OWNERSHIP PLAN
(RESTATED 2003)

The ALLERGAN, INC. EMPLOYEE STOCK OWNERSHIP PLAN (the “Plan”) is hereby amended as follows:

1.	Section 2.9(a) of the Plan shall be amended as follows:

     (a) Compensation shall include amounts paid during a Plan Year to a Participant by the Company for services rendered, including base earnings, commissions and similar incentive compensation, cost of living allowances earned within the United States of America, holiday pay, overtime earnings, pay received for election board duty, pay received for jury and witness duty, pay received for military service (annual training), pay received for being available for work, if required (call-in premium), shift differential and premium, sickness/accident related pay, vacation pay (other than as excluded in paragraph (c) below), vacation shift premium, and bonus amounts paid under the (i) Sales Bonus Program, (ii) Management Bonus Plan or Executive Bonus Plan, either in cash or in restricted stock, and (iii) group performance sharing payments, such as the “Partners for Success.”

2.	Section 2.9(c) of the Plan shall be amended as follows:

     (c) Compensation shall not include business expense reimbursements; Company gifts or the value of Company gifts; Company stock related options and payments; employee referral awards; flexible compensation credits paid in cash; special overseas payments, allowances and adjustments including, but not limited to, pay for cost of living adjustments and differentials paid for service outside of the United States, expatriate reimbursement payments, and tax equalization payments; forms of imputed income; long-term disability pay; payment for loss of Company car; Company car allowance; payments for patents or for writing articles; relocation and moving expenses; retention and employment incentive payments; severance pay; long-term incentive awards, bonuses or payments; “Impact Award” payments; “Employee of the Year” payments; “Awards for Excellence” payments; special group incentive payments and individual recognition payments which are nonrecurring in nature; tuition reimbursement; lump sum amounts paid to Employees under the Company’s vacation buy-back policy; and contributions by the Company under the Plan or distributions hereunder, any contributions or distributions pursuant to any other plan sponsored by the Company and qualified under Code Section 401(a) (other than contributions constituting salary reduction amounts elected by the Participant under a Code Section 401(k) cash or deferred arrangement), any payments under a health or welfare plan sponsored by the Company, or premiums paid by the Company under any insurance plan for the benefit of Employees.

3.	This Third Amendment shall be effective October 1, 2004, or as soon as administratively feasible thereafter.

          IN WITNESS WHEREOF, Allergan, Inc. hereby executes this Third Amendment to the Allergan, Inc. Employee Stock Ownership Plan on this 19th day of October, 2004.

ALLERGAN, INC.

BY:	/s/ Douglas S. Ingram

Douglas S. Ingram Executive Vice President, General Counsel and Secretary

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